SEC Exhibit Number 24.1

POWER OF ATTORNEY

I, David R. Wenzel, a Director of Ralcorp Holdings, Inc. hereby authorize and designate Gregory A. Billhartz, with full power of substitution, to sign and file all Forms 3, 4 and 5 which I may be required to file with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.  Such authority shall continue indefinitely until such time as I revoke such authority in writing.  This authority shall not be exclusive and nothing herein shall serve to prohibit me from designating other persons to sign and file my Forms 3, 4 and 5, or from so signing and filing such Forms myself.  This Power of Attorney revokes all prior powers of attorney.

                                                  /s/  David R. Wenzel
                                                         David R. Wenzel

Dated: November 3, 2009